Exhibit 23.3

August 1, 2018
PRIVATE AND CONFIDENTIAL
Compass Intelligence, LLC
8055 State Hwy 173 North
Bandera, TX 78003
Re: Consent to Use of Data
Dear Sir or Madam:
SolarWinds Corporation (“SolarWinds”) is contemplating a public offering of its common stock. In connection with this offering, SolarWinds intends to file a Form S-1 registration statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”).
We request your consent to cite, in the Registration Statement and all amendments thereto, certain financial and statistical data contained in reports titled “Global Businesses: Number of Firms 2017” and “Global Businesses: Average Number of Operational Units.” Furthermore, given the recognition of Compass Intelligence, LLC (“Compass”) as an industry analyst, we also request to cite Compass as the source of such statistics.
If this is acceptable, please indicate your express consent to our use of the data and statistics by countersigning this letter and emailing the signed consent to Jason Bliss at jason.bliss@solarwinds.com. Please return the original via regular mail to 7171 Southwest Parkway, Building 400, Austin, Texas 78735. Given the urgency of this request, your prompt attention to this matter is much appreciated.
Please note that the Registration Statement is the only public announcement of the proposed public offering and SolarWinds appreciates your maintaining the confidentiality of the subject matter of this letter. In order to not jeopardize the offering, it is critical that you keep confidential SolarWinds’s plans with the respect to its public offering. Accordingly, please do not discuss the offering with third parties.

CONSENT GRANTED:		Sincerely,

COMPASS INTELLIGENCE, LLC		SOLARWINDS CORPORATION

By:	/s/ Stephanie Atkinson	/s/ Jason W. Bliss
Name:	Stephanie Atkinson	Jason W. Bliss
Title:	CEO and Founder	Vice President and General Counsel
Date:	August 1, 2018